Exhibit 10.9
EXECUTIVE APPOINTMENT AGREEMENT

This Executive Appointment Agreement (the “Agreement” below) is executed between Coupang Corp. (the “Company” below) and Park Dae-Joon (the “Executive” below) on January 1, 2021 (the “Agreement Execution Date” below).
PREAMBLE

WHEREAS, the Company intends to receive the Executive’s service from the first day of the appointment relationship and the Executive intends to provide said service to the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree to the following in consideration of the mutual agreement and commitment set forth in the Agreement:

1.Appointment. The Company shall appoint the Executive as the Company’s registered Director effective December 19, 2018 (the “First Day of the Appointment Relationship” below) and the Executive shall accept the appointment. Description of the Executive’s duties assigned shall be as defined by the Company and any applicable laws. In connection therewith, the Executive has provided service as an executive since the First Day of the Appointment Relationship, therefore, the Agreement shall be in force retrospectively from the First Day of the Appointment Relationship and the appointment relationship shall be deemed to have been in effect under the Agreement.

2.Extinguishment of the Employment Relationship and Release. The Executive hereby confirms that, the Executive was the Company’s employee under the existing Employment Agreement executed with the Company (the “Existing Employment Agreement” below) immediately prior to the First Day of the Appointment Relationship and has received all monies payable under the Existing Employment Agreement, the terms and conditions of all contracts executed with the Company, its parent company, its subsidiary or an affiliate company thereof, or under the regulations and policies of the Company, its parent company, its subsidiary or an affiliate company thereof (including outstanding wages and bonuses) (excluding, however, the severance payment in the amount of 90,292,280 won payable under the Existing Employment Agreement and scheduled to be paid on January 2012’s wage payment day after execution of the Agreement, and the items defined in Article 4.c and 4.d below). With regard to the extinguishment of the existing employment relationship with the Company and appointment as an Executive under the Agreement, the Executive explicitly releases the Company, its parent company, its subsidiary and affiliate companies thereof from all claims based upon, or related to, the existing employment relationship with the Company or relevant subsidiary/affiliate company and the extinguishment thereof. Further, the Executive hereby commits no contest against said parties, including any legal or administrative claim, petition, etc. based on said release of claim, etc.

3.Performance of the Agreement. The Executive shall perform the services and responsibilities set forth in the Agreement at the highest level of fiduciary duty. The Executive shall comply with the Company’s regulations, rules, guidelines, etc., which may be updated from time to time, and act in conformity therewith and be thereby bound.

4.Compensation. In exchange for the Executive’s services under the Agreement, the Company shall provide the Executive with the following compensations and benefits in accordance with the terms and conditions of the Agreement:

a.Annual Base Salary: The Company shall pay the annual base salary in the amount of 163,370,000 won, (the “Annual Base Salary” below) payable in monthly installments in accordance with the

Company’s current compensation payment method, and tax withholding required under law shall apply to said payments.

b.Bonus: When the Executive is eligible for an annual bonus and a continuous service bonus, the Company may pay bonus in accordance with the then-effective executive bonus policy or any other comparable company rules, etc.

c.Equity Awards: Equity incentive awards received in connection with the Existing Employment Agreement shall be governed by the existing terms and conditions agreed by the Company, whereas any outstanding equity awards shall remain unaffected by this Agreement and the Executive appointment (promotion) under this Agreement. To add, for the purpose of the outstanding equity awards, the employment (continuous service) shall not be considered to have been discontinued as a result of the extinguishment of the employment relationship under the Existing Employment Agreement and the Executive appointment (promotion) under the Agreement.

d.Other Executive Benefits: The Company may provide the Executive with additional benefits in accordance with the Executive Benefit Policy or any other comparable company rules, etc. effective as of such provision. In the event of any unused paid vacation days granted under the Existing Employment Agreement prior to the First Day of the Appointment Relationship, the unused days may be used by December 31, 2021. Any unused paid vacation days granted under the Existing Employment Agreement prior to the First Day of the Appointment Relationship that remain unused on December 31, 2021 shall be void without compensation.

e.Severance Payment: The Company may provide the Executive with a severance payment in accordance with the Executive Severance Payment Policy or any other comparable company rules, etc. effective as of the time of such provision. Severance payment includes all indemnifications the Executive may claim against the Company, its parent company, its subsidiary and affiliate companies thereof with regard to the extinguishment of service and/or a contract involving the Company, its parent company, its subsidiary and affiliate companies thereof and/or under applicable bylaw (including Article 385 of the Commercial Codes).

5.Duration and Cancellation.

a.The Executive’s service under the Agreement started on the First Day of the Appointment Relationship and shall end on the day that marks two years from the Agreement Execution Date (the “Initial Appointment Period” below) unless cancelled early in accordance with Article 5.b. Unless a party hereto notifies the counterpart of the intent to cancel the Agreement (or a renewal as scheduled in this Paragraph) in writing at least sixty days prior to the expiration of the Initial Appointment Period, the period of the Executive’s appointment under the Agreement shall be extended automatically by one year. (The Initial Appointment Period and the automatic-extended period shall be referred to as the “Appointment Period” below.)

b. (i) A party hereto may terminate the Agreement and end the Appointment Period at any time by forwarding an advance sixty-days’ notice in writing to the counterpart (or, for the Company, by paying the base salary for said period in lieu of an advance notice); and, (ii) the Company may cancel the Agreement without paying any compensation if a “Reason” (defined below) has occurred, unless the compensation has been incurred as of the notification or cancellation date. In the event the Agreement is cancelled, the Executive agrees to provide the Company with his/her support and cooperation in completing all cancellation procedures and to release any claim for compensation, commission, bonus, payment or award unless explicitly provided in the Agreement. In addition, in the event the Company decides to cancel the Agreement without a “Reason”, the Executive agrees that he/she is obligated to effectively and promptly execute a contract stipulating abandonment and release of any claim pertinent to a dispute for the sake of the Company, its parent company, and its subsidiary and affiliate companies (including each entity’s Executives and Directors) conditional to a payment corresponding to the base salary for the 60-day notice period mentioned above.

“Reason” shall mean the conditions listed below, and the presence/absence of the condition shall be determined at the sole discretion of the Company and/or Coupang, LLC: (a) criminal conduct; (b) intentional conduct harming the Company, its parent company, its subsidiary or affiliate companies; (c) unlawful conduct, fraud or false representation; (d) violation of the policies of the Company, its parent company, its subsidiary or affiliate companies or a contract relevant thereto, or, violation of relevant bylaw or regulation; (e) the Executive’s action or non-action that harmed the business operation of the Company, its parent company, its subsidiary or affiliate companies; or (f) any other condition admitted under relevant laws and regulations or the policies of the Company, its parent company, its subsidiary or affiliate companies.

c.The Agreement shall not be cancelled as a result of corporate merger or amalgamation (regardless of the Company’s going-concern status) or transfer of the entirety or the essential entirety of the Company’s assets. In the event of such corporate merger, amalgamation or asset transfer, the Agreement shall bind the surviving corporation or the receiver company and remain in full force and effect.

6.Prohibition of Employee Solicitation; Prohibition of Vilification.

a.While being employed by the Company and for the period of one year from the end of employment (regardless of the basis of the end), the Executive hereby commits and agrees with the Company not to directly or indirectly solicit an employee, a Director or an executive of the Company, its parent company, its subsidiary or an affiliate company thereof, or an individual that had been in a business relationship while the Executive was employed by the Company, its parent company, its subsidiary or affiliate companies, for the Executive’s own interest or together with or on behalf of another Person (defined below). The Executive’s obligations under this Article shall not be affected by whether the resignation of the Person constitutes a violation of a contract. “Person(s)” means all individuals, corporations, organizations or government agencies.

b.The Executive hereby commits and agrees with the Company that during and after his/her employment with the Company, its parent company, its subsidiary or affiliate companies thereof, the Executive will not disclose any comment or information that may be in any way negative, disadvantageous or vilifying to (i) the Company, its parent company, or its subsidiary or affiliate companies (if applicable); (ii) any product or service offered by the Company, its parent company, or its subsidiary or affiliate companies(if applicable); or, (iii) the future outlook of the Company, its parent company, or its subsidiary or affiliate companies (if applicable). This Article shall not prevent the Executive from: (aa) testifying truthfully in a legal or administrative proceeding or making a truthful plea in connection with a request for information or testimony for which the Executive is legally obligated to respond; (bb) making a factual representation in order to rebut another party’s public representation of false information; (cc) disclosing information for which a disclosure is legally demanded or discussing such matter with the Company’s legal counsel or the Executive’s legal counsel in confidentiality; or, (dd) testifying as a party in an arbitration or litigation proceeding against the Company or an affiliate company thereof.

7.Agreement on Confidentiality, Noncompetition and Assignment of Inventions. The Executive commits and agrees with the Company to execute the Agreement on Confidentiality, Noncompetition and Assignment of Inventions as a condition to his/her employment in the Company. This Article shall restrict the future employment, etc. of the Executive, and the contractual restrictions established under the Article shall be imposed in addition to the restrictions on the Executive set forth in the Agreement, thereby not limiting the scope of the restrictions admissible under the Agreement.

8.Contract on Restrictions. The Executive hereby acknowledges that the restrictions expressed or mentioned in the Agreement are reasonable and necessary to sufficiently protect the business and marketing rights of the Company and its affiliate companies. All restrictions expressed or mentioned above shall be interpreted as individual and separate restrictions, and one or more restrictions, or a part thereof, found invalid or unenforceable shall not affect the force of the remaining restrictions.

In the event a restriction expressed or mentioned in the Agreement is determined to be invalid, unlawful or unenforceable due to its level, period or scope or any other reason, the court making the judgment may reduce the corresponding level, period, scope or other provisions of the Agreement in order to make the restriction in question free from violation of applicable laws, and the restriction in question may be executed in the method scheduled in the Agreement in its reduced form. The Executive hereby acknowledges that in the event the Executive violates any provision included or mentioned in the Agreement, legal recourse on the resulting damages may be insufficient and the Company reserves the right to pursue specific performance, temporary injunction or provisional disposition in order to prevent the Executive’s additional or continual violation and to maintain then-current status. Presence of such right to seek injunction or any other equitable relief as well as the Company’s exercise of said right shall not restrict the Company’s other rights or equitable relief, including the right to seek monetary indemnity.

In the event the Executive violates any restriction expressed in the Agreement or the Agreement on Confidentiality, Noncompetition and Assignment of Inventions, the effective period of the restriction in question shall be extended automatically while the violation in question or damages therefrom remain unremedied.

9.Cooperation Concerning Litigation. During and any time after the employment in the Company, the Executive shall notify the Company promptly upon receiving any official written claim concerning the Company, its parent company, its subsidiary or any affiliate company thereof, and provide good faith cooperation with the Company, its parent company, its subsidiary or any affiliate company thereof with regard to ongoing, potential or future claims, investigations or lawsuits related directly or indirectly to any lawsuit, case or activity for which the Executive directly knows significant information, or reasonably deemed by the Company as such, through the process of performing the Executive’s service assigned under the Agreement, provided that the Executive does not forego any of his/her legal rights. Said cooperation shall include all support reasonably requested by the Company, its agent or representative, including document reviews, meetings with agents, provision of facts and references and appearing or testifying in a court as a witness.

10.Protection of Information. The Company shall process the Executive’s personal information in accordance with the Company’s Privacy Policy, including any revised version thereof.

11.Compliance. The Executive further agrees to comply with all laws, regulations or rules established by the Company or any regulatory agency or institution.

12.No Conflict of Interest. The Executive hereby represents and warrants that performance of the assigned service for the interest of the Company is not in conflict with, or restricted by any prior employment relationship, consulting contract or consulting relationship.

13.Full Agreement. This Agreement and the Agreement on Confidentiality, Noncompetition and Assignment of Inventions constitute the parties’ full acknowledgement related to the Executive’s performance of the service assigned for the interest of the Company and shall override any prior verbal or written agreements, understanding or similar arrangements. Amendment or revision of the Agreement or abandonment of any right under a clause herein shall be deemed effective only when established in writing and signed by the parties to the Agreement.

14.Governing Law. The Agreement shall be interpreted and governed by the laws of the Republic of Korea regardless of the conflict rule. Seoul Central District Court shall be the court of jurisdiction over any dispute or claim generated from the Agreement or in connection with the Agreement.

15.Copies. The Agreement may be executed in multiple sets, which shall constitute one same contract. Said multiple sets shall take force when each party signs all sets and delivers a set to the counterpart.

16.Titles. The titles of each clause in the Agreement are provided for the convenience in reference and shall not affect the meaning of the Agreement’s clauses.

Signature Page of the Executive Appointment Agreement

IN WITNESS THEREOF, the parties have entered into the Agreement on the signing date shown below:

Signing Date: January 7, 2021

The Company	The Executive
Coupang Corp.	Signature:	/s/ Park Dae-Joon
Representative Director Kang Han-Seung
Name: Park Dae-Joon
Date of Birth: August 17, 1973
[seal:] Seal of the Representative Director of Coupang Corp.

Agreement on Confidentiality, Noncompetition and Assignment of Inventions

In maintaining the Executive Appointment Agreement with Coupang Corp. or its affiliate companies1 (hereinafter referred to as the “Company”) or as a condition to the Executive Appointment Agreement, I, Park Dae-Joon, hereby agree with the restrictions and obligations imposed by the Company with regard to use, development, etc. of information, technology, idea, invention and other data defined in this Agreement on Confidentiality, Noncompetition and Assignment of Inventions (hereinafter referred to as the “Agreement”).

1.    Purpose of the Agreement

I understand that the Company is operating continued research, development, production and/or marketing programs related with the Company’s ongoing or anticipated business operation and that it is important to preserve and protect the Company’s “Exclusive Information” as defined in Article 2, “Invention, Idea and Copyrightable Work” and the rights pertinent to relevant “Intellectual Property Rights” as defined in Article 5. Accordingly, I hereby enter into the Agreement regardless of my foreseeable ability to create any invention or valuable copyrightable work for the Company in the future.

2.     Exclusive Information

(a)Definition. I understand that “Exclusive Information” in the Agreement represents all information and data related to the Company’s business operation, the Company’s use of or related to any party or business for which the Company bears confidentiality liability regardless of the tangibility/intangibility in its form, whether it was disclosed or made known to me or developed by me before or after the execution of the Agreement and regardless of whether the information came with any label or verification as to its “confidential” or “exclusive” nature. Exclusive Information includes the information and data of the types indicated below: (i) Research, development, technical or engineering information, know-how, data processing or computer software, program, tool, data, design, diagram, drawing, illustration, sketch or other visual representation, plan, project, manual, document, file, image, output, specification, business secret, invention, discovery, composition, idea, concept, structure, improvement, product, sample, tool, machinery, equipment, process, formula, algorithm, method, technique, work in process, system, technology, disclosure, application, copyrightable work and other data; (ii) Financial information and data, such as information and data related to expenses, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, business counterparts, subscribers, members and bids, regardless of the actual or potential; (iii) Business and marketing information and data, such as information and data related to future developments and new product concepts; (iv) Human resource records and information concerning the compensations, benefits and other employment conditions of other employees and independent
1 Affiliate Companies: Coupang Pay Corp., CPLB Corp., Ddnayo Corp., Coupang Fulfillment Service LLC, Coupang Logistics Service LLC, and Coupang Daejeon Fulfillment No. 1 LLC.

contractors of the Company; (v) Other information and data related to the Company’s past and present, business operation, products, developments, technologies or activities planned or foreseeable; and, (vi) Other internal information concerning the Company’s matters that can bring gain to a competitor or a third party when known to the competitor or the third party and affect the Company’s operation directly/indirectly.

(b)Exclusions. Exclusive Information does not include information or data for which I can prove through written evidence: (i) to have been disclosed through a lawful measure without violating the Agreement; (ii) to have been in my possession or to have been my general knowledge through an appropriate manner prior to becoming the Company’s employee; or (iii) to have been disclosed to me without imposition of confidentiality liability or exclusive restriction by a third party who owns the information or data without bearing any confidentiality liability or exclusive restriction. However, within the scope of the Company’s confidentiality liability to a third party concerning relevant information, idea or data, said information, idea or data continues to be Exclusive Information until the extinguishment or expiration of the Company’s confidentiality liability. When I am not certain about whether a specific information or data constitutes Exclusive Information, I will request the Company’s written opinion on the matter.

(c)Prior Knowledge. With the exceptions of those disclosed in Annex A of the Agreement, I do not possess information or data related to the Company’s business or used by the Company other than those learned from the Company during the appointment process.

3.     Restriction on Exclusive Information

(a)Restriction on Use and Disclosure. During and after the Company’s Appointment Period, I will always maintain strict confidentiality of Exclusive Information and agree not to use, duplicate, disclose or forward Exclusive Information directly or indirectly with the exception of the scope necessary to perform my duties as the Company’s Executive or according to the terms permitted by the Company’s duly authorized representative. I will do my best to prevent unauthorized use, duplication, disclosure or forwarding of Exclusive Information by another party.

(b)Place. I agree to keep only the Exclusive Information I need to know at my workplace and/or other places under my full control. I agree to return Exclusive Information to an appropriate person or place or to dispose them in an appropriate manner when there is no further need for me to know the Exclusive Information.

(c)Third Party’s Information. I understand that the Company has received, and will receive in the future, Exclusive Information from third parties conditional to the Company’s confidentiality liability. In addition to the restrictions defined in Article 3, I will not use, duplicate, disclose or forward said Exclusive Information unless permitted under the Company’s contracts executed with said third parties.

(d)Impairment to Business Operation. I hereby acknowledge that my duties in the Company entail my support for development of the Company’s business strategies, information concerning business counterparts and clients and other valuable Exclusive Information that will come into my knowledge, and use or disclosure of said Exclusive Information in violation of the Agreement will result in substantial difficulties in discovering and proving that the Company is not at fault. I also acknowledge that the Company’s relationships with its employees, business counterparts, clients, vendors, etc. are valuable business assets. Accordingly, I agree to the following:

(i)During my Appointment Period in the Company and for the period of one year from cancellation of my Executive Appointment Agreement with the Company, I shall not, for any reason, recommend, solicit, hire or induce the Company’s executives, Directors, employees, independent contractors or consultants who had been hired by the Company or affiliates of the Company as of the time of the cancellation of my Executive Appointment Agreement, to resign the Company or to end their employment or relationship with the Company.

(ii)For any reason, I shall not resort to measures such as an unfair competition, etc. to solicit the Company’s business secrets, the Company’s business counterparts, clients, vendors, business partners or suppliers, or in any other way impair the Company’s business relationships or contracts with its business counterparts, clients, vendors, business partners or suppliers after the cancellation of my Executive Appointment Agreement with the Company.

I hereby acknowledge and agree that none of the provisions under Article 3 restricts or amends my duties stipulated in other clauses concerning the Company’s Exclusive Information under the Agreement or applicable laws in any way.

4. Privacy; Personal Information Protection

(a)Privacy. I hereby acknowledge that the Company may use all information and data generated, received or maintained by me or on my behalf on the Company’s premises or on the Company’s equipment (including but not limited to computer systems and electronic or voice mail systems) and hereby abandon all of my privacy rights I may have with regard to said information and data.

(b)Protection of Personal Information. During and after my Appointment Period, I will maintain strict confidentiality of personal information and will not disclose or use personal information of other individuals unless said disclosure or use is related to my service in the Company or explicitly approved in writing by the Company’s duly authorized representative. I hereby acknowledge that there are laws that protect personal information in the United States of America, the Republic of Korea and other countries and that I cannot use personal information concerning other individuals for a purpose other than the originally intended purpose, or disclose it to a third party, or disclose it from a country to another country without the advance approval of the Company’s authorized representative. No clause in the Agreement prohibits me from discussing the conditions of my appointment, such as salary, etc., with my colleagues or others; however, such discussions cannot be intended to facilitate unfair competition or other unlawful conduct.

(c)Definition of Personal Information. “Personal Information” means personal identification information concerning clients, employees, independent contractors or third-party individuals, including their names, addresses, telephone or facsimile numbers, social security numbers, background information, credit card or bank information, health information or other information entrusted by the Company.

(d)Use of Names, Etc. I hereby grant the Company the right to use and reuse my name, image, likeness (including caricatures), voice and biometric information in any currently-known or future media or technical format, as well as duplication or simulation thereof, and the right to grant the same right to another party during my Appointment Period and thereafter for a purpose related to the Company’s business operation, such as marketing, advertisement, credit and presentation.

5. Inventions.

(a)Definitions.

(i)I understand that “Invention, Idea and Copyrightable Work” in the Agreement means ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-hows, business secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, copyrightable works, secondary copyrightable works, software, contents, text productions or art productions, mask works, videos, graphics, recordings, structures, products, samples, systems, applications, creations and technologies in all development phases related to the Company’s business operation and the Company’s actual or clearly foreseeable research and development regardless of their patentability, enforceability or the ability to obtain copyright.

(ii)I understand that “Intellectual Property Right” in the Agreement means all of the rights listed below: (A) Patents, utility models, industrial property rights and similar intellectual property rights registered or applied in the Republic of Korea and all other countries worldwide (reissuance, division, continuation, partial continuation, renewal, extension, reexamination, etc.); (B) Rights pertinent to trademark, service mark, trade dress, logo, domain name, publicity right, business name and corporation name (regardless of their registration) in the Republic of Korea and all other countries worldwide (registration and registration application, etc. of the aforesaid matters and all goodwill related thereto); (C) Rights, registrations and registration applications of copyright, copyrightable work, database and mask work in the Republic of Korea and all other countries worldwide (regardless of registration) (regardless of the specific media or the means of expression and including all current or future legal renewal, extension, recovery of right or restoration under applicable laws); (D) Rights on business secret, other confidential information and know-how in the Republic of Korea and all other countries worldwide ; (E) Other intellectual properties or exclusive rights in the Republic of Korea and all other countries worldwide (including access right and unique right (sui generis right)); (F) Rights to apply, submit, register, establish, maintain, extend or renew any right mentioned above; (G) Rights to exercise and protect any right mentioned above (including the right to file a lawsuit based on the past, present or future infringement, abuse or other violations of the right mentioned above); and, (H) Right to transfer or grant any license or right related to the rights mentioned above at the Company’s sole discretion without bearing any accounting obligation.
(b)Transfer. I hereby agree to transfer all of my rights, such as intellectual property right, etc., title and interest on the following matters to the Company without any burden or restriction and to automatically transfer said rights upon creation: (a) All “Invention, Idea and Copyrightable Work” I (independently or jointly with another party) produced, devised, discovered or developed, generated or suggested through the service I (independently or jointly with another party) performed for the Company or on its behalf based on, or by using, Exclusive Information or in connection with my service as the Company’s executive (hereinafter referred to as “Employee’s Invention”) (i) regardless of whether it was produced, devised, discovered or developed during the Appointment Period, before and after the execution of the Agreement or during my normal working hours; or, (ii) regardless of during or after the Appointment Period and before or after the execution of the Agreement; and, (b) All interest, privilege, basis for claim and recourse related to “Employee’s Invention” generated before and after the Agreement (exclusive right, etc. to apply for and maintain all registrations, renewal and/or extension; to file a lawsuit against all past, present or future infringement or violation of a right pertinent to an invention; and, to reach a settlement in such a lawsuit and to maintain any gain from the lawsuit, etc.). I hereby agree that all of such “Employee’s Invention” is the sole property of the Company or another business organization of the Company’s designation and that all intellectual property rights belong to the Company or said business organization for their interest. I hereby agree and acknowledge that all copyrightable “Employee’s Invention” is deemed “occupational copyrightable work” provided in the scope of my appointment. No clause in the Agreement binds the Company to assume an invention, apply for patent, utility model or design right on an invention, or to commercialize or market an invention. The Company shall provide an appropriate compensation for transfer of an employee’s invention as required under applicable laws. The Company’s assumption of an employee’s invention is not conditional to such compensation.

(c)License. Notwithstanding the above, in the event I possess any right, title or interest (including intellectual property right) related to Employee’s Invention under applicable laws, I will grant the Company the global, exclusive, definitive, continual, transferable and re-licensable (to multiple sublicensees) license on the Employee’s Invention to produce, commission production, use, import, sell, solicit, implement any relevant method or process, duplicate, distribute, provide secondary copyrightable work, exhibit, perform or utilize in any other manner without any restriction or additional compensation and to grant the same in the future. I also agree to make no contest against the Company or its suppliers or business counterparts in connection with the Employee’s Invention. The Company shall provide an appropriate compensation for licensing of Employee’s Invention as required under applicable laws. The Company’s licensing, etc. of Employee’s Invention is not conditional to such compensation.

(d)Records; Disclosure. When referring to or using Exclusive Information or when related to the use thereof or my activity as the Company’s Executive, I agree to maintain and save appropriate and then-effective written records concerning all inventions I, independently or jointly with another party, produced, devised, discovered or developed during the Appointment Period or after the cancellation of the Executive Appointment Agreement with the Company. I agree to furnish said records and to promptly and completely disclose all such inventions, regardless of whether an invention is considered Employee’s Invention subject to the application of the Agreement, to the Company in writing, and the Company shall conduct confidential investigation on such disclosures in order to make its decisions. Said records concerning Employee’s Invention shall be the Company’s exclusive properties.

(e)Support and Cooperation. I agree to cooperate with and support the Company in order to apply, obtain, establish, implement, maintain, prove, execute or protect the global and complete interest, benefit, right, title and interest on Employee’s Invention during my Appointment Period and thereafter, and to conduct all activities deemed necessary or desirable by the Company in the process, including but not limited to, transfer of title or other documents, support and cooperation with legal proceedings, etc. In the event the Company was unable to obtain my signature on such document regardless of the reason, such as my mental or physical inability, etc., I will designate and appoint the Company or a representative duly authorized by the Company as my agent and a duly authorized agent and subagent who can engage in such conduct under my name, bearing the same force as my direct preparation and delivery (such appointment of an agent may be related to rights and interests). Said appointment shall be irrevocable, and I will abandon all present and potential claims against the Company concerning infringement of any intellectual property right pertinent to Employee’s Invention as well as all types of claim rights related thereto.

(f)Moral Rights. Within the scope permitted under applicable laws, transfer of Employee’s Invention include all paternity rights, rights of integrity, disclosure rights, withdrawal rights, moral rights, artist’s rights, droit moral or similar rights (collectively referred to as “Moral Rights”). Within the scope of my possession of said Moral Rights under applicable laws, I hereby agree to abandon said moral rights and not to file, support, maintain or permit any lawsuit or procedure based on, or in any other manner asserting, said moral rights. I grant the

Company the right to announce Employee’s Invention at its sole discretion without disclosing that any one of the aforesaid right belongs to me or that I am related to said rights regardless of any impact on Employee’s Invention or my relationship thereto. I agree to approve and consent to an action taken or authorized by the Company in connection with Employee’s Invention, and acknowledge to approve and consent in the same manner in the future upon the Company’s request.

(g)Excluded Invention. I agree to indicate all inventions to be excluded from application of the Agreement (hereinafter referred to as “Excluded Inventions”) including all inventions I, independently or jointly with another party, produced, devised, discovered or developed prior to executing the Executive Appointment Agreement with the Company, if any, on Annex A. I hereby represent and warrant that the list is complete and accurate, and I acknowledge that an invention not indicated constitutes an invention not produced, devised, discovered or developed before executing the Executive Appointment Agreement with the Company.

(h)Free Invention and Third Party’s Invention. I shall not disclose an invention I possess, whose interest I own (hereinafter referred to as “Free Invention”) or a third party owns (“Third Party’s Invention”) or include it in the Company’s properties or invention without the Company’s advance written approval. In the event I disclose Free Invention to the Company or include it in the Company’s properties or invention without the Company’s approval during my Appointment Period. I will grant the Company the global, exclusive, free, irrevocable, continual, transferable and re-licensable (to multiple sublicensees) license on said Free Invention to produce, commission production, use, import, sell, solicit, implement any relevant method or process, duplicate, distribute, provide secondary copyrightable work, exhibit, perform or utilize in any other manner and to grant the same in the future. I also agree not to make any claim concerning Free Invention against the Company or its suppliers and business counterparts.

(i)Representations; Warranties and Commitments. I hereby represent, warrant and commit the following: (i) I am entitled to grant and transfer the rights granted under the Agreement without the need for transfer, exemption, consent, approval, release or any right not established as yet; (ii) Employee’s Invention, which is copyrightable work, is my original work; and (iii) Employee’s Invention or any element thereof is free from any restriction, collateral, lien, pledge, security, obligation or infringement.

(j)Appropriate Consideration. I hereby acknowledge that (i) Employee’s Invention and intellectual property rights related thereto may retain practical economical value; (ii) all gains achieved from use and utilization of Employee’s Invention belong solely to the Company within the scope permitted under applicable laws; and (iii) the compensations for the Company’s appointment and the compensations for the Company’s assumption of Employee’s Invention under the Agreement represent fair and appropriate consideration for all transfers, licenses and abandonment of rights.

6. Business Opportunities (Company Opportunities); Noncompetition Obligation

(a)During my Appointment Period, I will make my best efforts for the Company’s interest and will not, without the Company’s advance written consent: (i) divert the Company’s attention from business opportunities for which the Company’s interest is reasonably predictable; (ii) compete directly against the Company’s present or future business operations or become involved in any preparation to compete against the Company; or (iii) become involved in employment or activity that may be in conflict with the Company’s interest or harmful to the Company’s business management or outlook, or encourage or support a third party to engage in such a conduct.

(b)During my Appointment Period and for the period of one year after the cancellation of the Agreement, I commit and agree, regardless of whether there was any direct or indirect compensation, not to (i) engage in business operation whose nature is identical or essentially similar to the Company’s activity or a business operation or an activity being developed by the Company that is known to me; (ii) accept or recommend employment of an individual or a business organization that had been a customer of the Company before the Agreement’s cancellation date, accept or recommend consulting business of said individual or business organization, or accept or recommend business operation of said individual or business organization; or (iii) execute or suggest execution of a specific business agreement if the Company was involved in an essentially identical business agreement or a business agreement that may be in competition or harmful to the Company’s interest.

(c)I hereby agree to indemnify the Company’s damages resulting from my violation of the obligations set forth in Paragraph 1 or Paragraph 2 of this Article and to extend my prohibition period by the same time as the duration of the violation.

(d)I hereby acknowledge that salaries, other compensations, severance payment, special bonus, etc. received separately during my service in the Company include all considerations for the terms and conditions attested by me in this agreement, and I commit not to seek any monetary considerations, such as indemnity claim, during and after my employment in the Company.

7.     Prohibition on Vilification

During and after my Appointment Period, I will not vilify the Company or its former/present officers and employees, agents or other parties that may be in the relationship of interest with the Company presently and in the future, and I agree not to make or induce any opinion, testimony or similar conduct/comment that may seem critical or harmful to the Company’s honor or business reputation to the media or other relevant parties.

8.    Prohibition of Disclosure or Use of a Third Party’s Confidential Information

I will never disclose confidential information, exclusive or business secret document, file, data or information in another person’s (including but not limited to former employers) possession to the Company or recommend the Company’s use thereof. In addition, I will not use such document, file, data or information during the Appointment Period with the Company. I will not bring confidential documents, files, data or information of my former employers to the company’s facility, upload them in the Company’s computers or networks, or in any other manner allow the Company’s officers/employees to access them. In the event of any dispute relating to such access, I will bear the full responsibility and keep the Company unharmed from any loss or damage. I acknowledge that no executive, employee or representative of the Company requested or instructed me to disclose or use said documents, files, data or information, and I will immediately notify my supervisor in the event my service in the Company makes it difficult to maintain non-disclosure of said documents, files, data or information to the Company.

9.     Adequacy of Agreement

I acknowledge that the restrictions stipulated in the Agreement may restrict my flexibility in the future. I acknowledge that the aforesaid restrictions are adequate considering the nature of the Company’s ongoing business operations, my position in the Company and my knowledge of the Company’s business operation. I acknowledge that my compensation reflects my agreement under the terms and conditions of the Agreement.

My obligations set forth in Article 3 through Article 8 of the Agreement will remain in effect even after my Executive Appointment Agreement with the Company is cancelled.

10.     No Conflict; Prior Contracts

I have never entered into a contract, relationship or agreement with another party or business organization in a manner in conflict with my obligations to the Company as an executive or those under the Agreement. I hereby represent and warrant that my appointment and my fulfillment of the terms and conditions of the Agreement would not require me to breach the obligation or trust of any other person. I agree not to enter into any written or verbal contract in conflict with the Agreement. I represent and warrant that I have not entered into any contract, relationship or agreement with any other person or business organization in connection with the Exclusive Information or invention with the exception of the cases disclosed in Annex A of the Agreement.

11.     Third Party and Government Contracts

I acknowledge that the Company has executed, or may do so in the future, with another person or business organization including the government of the Republic of Korea or its agencies requiring protection, transfer, license or any other form of transfer of certain intellectual property rights. To enable the Company to fulfill its obligations stipulated in such contracts, I agree to be bound by all such contracts and to execute documents and contracts.

12.     Cancellation; Data Return

I agree to return all of the Company’s properties, such as those listed below, immediately upon cancellation of my Executive Appointment Agreement with the Company or the Company’s request: (a) All source codes, books, manuals, records, models, drawings, reports, memos, contracts, lists, blueprints and other documents or data, as well as all copies thereof; (b) All equipment I was provided with or I furnished during or according to the Appointment Period; and, (c) All document or tangible data containing Exclusive Information in my custody. In the event the Executive Appointment Agreement with the Company is cancelled, I will not store any document or any other tangible data containing Exclusive Information or information related to Employee’s Invention. I acknowledge that my obligations set forth in the Agreement will remain in force beyond cancellation of my Executive Appointment Agreement with the Company and that my public obligation set forth under Article 5 above will continue to be in force. After my Executive Appointment Agreement with the Company is cancelled, I agree to sign and deliver the Cancellation Statement, which is attached as Annex B of the Agreement, if sought by the Company. Once my Executive Appointment Agreement with the Company is cancelled, I will not enter into any contract that is in conflict with my obligations under the Agreement and I will inform my future employers of my obligations herein. Extinguishment of my appointment relationship with the Company or any other contract does not terminate the Agreement, and the terms and conditions of the Agreement will remain to be in force as surviving clauses.

13. Recourse

I hereby acknowledge that none of the conditions included in the Agreement restricts the Company’s recourse under applicable laws that govern business secrets or other intellectual property rights. In addition, I acknowledge that my violation of the Agreement will entail irrecoverable damages to the Company, which could not be appropriately compensated with a monetary measure not to mention that it would be extremely difficult to specify the amount of an adequate compensation. Therefore, I agree that in the event of my violation of a clause herein, the Company will be entitled to take preservative measures or pursue equitable relief as a recourse for the violation of the Agreement or to prevent possible violation thereof without having to provide a deposit or other forms of security or the need to prove the actual damages sustained by the Company. Such remedies are added to other legal recourses and equitable relief available to the Company.

14. Notices

I grant the Company the authority to notify third parties, such as the actual or potential clients, employees, etc., of the content of the Agreement and my responsibilities thereunder during my appointment in the Company and after cancellation of the Executive Appointment Agreement.

15. Other Provisions

(a)Transfer; Binding Force. I acknowledge and agree that fulfillment of the Agreement is my exclusive duties, that I do not have the authority to transfer, entrust or in any other way assign any right or obligation under the Agreement, and that I cannot transfer, entrust or in any other way assign them. Such transfer, entrustment or assignment is invalid. The Company may transfer or assign the Agreement. Based on the above, the Agreement is in force in the interest of the Company, its successor or assignee, binding myself, inheritor, executor, manager, beneficiary, spouse, agent, legal representative and assignee.

(b)Governing Law; Jurisdiction. The Agreement shall be governed by and interpreted according to the laws of the Republic of Korea and the principles of the Private International Act shall not apply. With the exception of all preservative measures that may be filed in the governing court or equitable relief, all complaints, lawsuits or procedures related to the Agreement shall be filed in a court of the Republic of Korea, and the parties to the Agreement shall designate the court in question as the court of exclusive jurisdiction and forum.

(c)Severability. In the event a clause of the Agreement or enforcement of a clause on certain person, place or condition is determined unenforceable by the governing court, the clause in question shall be enforced in the maximum scope permitted under law, and all remaining portion of the Agreement shall maintain its full force.

(d)Abandonment of Right. In the event of a delay or nonoccurrence of exercise of a right or recourse provided in the Agreement, it shall not be construed as the full and continual abandonment of the right or recourse. Abandonment of a right pertinent to violation of the Agreement shall not be deemed abandonment of the same right in future violations. All rights and recourses stipulated with regard to a party hereto are cumulative and added to the party’s other rights and recourses under the Agreement and relevant laws.

(e)Interpretation. The Agreement shall be interpreted in its entirety in fair definitions and shall not be interpreted to a party’s advantage or disadvantage. Titles of the Articles and paragraphs included in the Agreement are provided for convenience in reference only and shall not in any way affect the interpretation of the Agreement. When necessary based on the context, singular expressions may include plural forms and vice versa. Expression concerning a sex may apply to the other sex.

(f)Full Agreement; Revision. Including its annexes and exhibits, the Agreement constitute a full agreement between the Company and myself with regard to important matters in the Agreement, replacing all prior or existing agreements between the Company and myself concerning the important matters in the Agreement. The Agreement may not be fully or partially amended or revised unless established through a written document signed by myself and the Company’s duly authorized representative. I hereby agree that future changes in my duties or compensation do not affect the Agreement’s force or scope.

Please consult a legal professional for any questions concerning the Agreement. The Company’s manager, legal counsel or other persons are not authorized to provide legal assistance concerning the Agreement.

Having read the Agreement thoroughly, I understand the duties imposed upon me and accept them without condition. No commitment or testimony was provided to me to cause me to sign the Agreement, and I hereby sign the Agreement voluntarily and freely.

Signing Date: January 7, 2021

Name: Park Dae-Joon	(seal/signature)	/s/ Park Dae-Joon
Date of Birth: August 17, 1973

Annex A
Executive’s Disclosure

1. Exclusive Information

The information shown below is provided in accordance with Article 2, Paragraph (c) of the Agreement on Confidentiality, Noncompetition and Assignment of Invention (“the Agreement”) I entered:

I hereby acknowledge that I have no knowledge of the business operation or the Exclusive Information of Coupang Corp. or its affiliate companies2 (“the Company”) other than the information learned from the Company in the process of my employment or appointment with the exception of the information expressed below:

Not applicable.

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2. Excluded Invention

The information shown below is provided in accordance with Article 5, Paragraph (g) of the Agreement:

    X         There is no invention I produced before my employment in the Company which I (independently or jointly with another person) own and intend to exclude from the scope of the Agreement.

             The information shown below is a complete and accurate list of all inventions I produced, devised, discovered or developed before my employment in the Company which I (independently or jointly with another person) own and intend to exclude from the scope of the Agreement:

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2 Affiliate Companies: Coupang Pay Corp., CPLB Corp., Ddnayo Corp., Coupang Fulfillment Service LLC, Coupang Logistics Service LLC, and Coupang Daejeon Fulfillment No. 1 LLC.

3. Prior Contracts

The information shown below is provided in accordance with Article 10 of the Agreement:

    X         I am not a party to a contract concerning the Exclusive Information or an invention with another person or business organization, and I have no existing agreement with such persons or business organizations.

             The information shown below is a complete and accurate list of all contracts, relationships or agreements concerning the Exclusive Information or an invention I have entered into with another person or business organization. I have attached a copy of such contracts in my possession and summarized the relevant terms and conditions of the contracts within the scope prohibited in accordance with my confidentiality liability:

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Signing Date: January 7, 2021

Name: Park Dae-Joon	(seal/signature)	/s/ Park Dae-Joon
Date of Birth: August 17, 1973